Exhibit 99.1

The Middleby Corporation Reports Second Quarter Results

ELGIN, Ill.--(BUSINESS WIRE)--August 11, 2010--The Middleby Corporation (NASDAQ: MIDD), a leading worldwide manufacturer of restaurant and foodservice cooking equipment, today reported net sales and earnings for the second quarter ended July 3, 2010. Net earnings for the second quarter were $17,509,000 or $0.96 per share on net sales of $173,412,000 as compared to the prior year second quarter net earnings of $13,714,000 or $0.74 per share on net sales of $158,601,000.

2010 Second Quarter Financial Highlights

  Net sales increased 9.3% in the second quarter. Excluding the impact of acquisitions, sales increased 7.0% during the second quarter. This increase included a 5.0% sales increase at the Commercial Foodservice Group and a 26.6% sales increase at the Food Processing Group as compared to the prior year quarter.
  Gross profit increased to $69,424,000 from $61,340,000. The gross margin rate improved to 40.0% from 38.7%. The improvement in the gross margin rate reflects efficiency gains from the consolidation of production facilities and other profitability initiatives, offset in part by a less favorable sales mix.
  Operating income increased to $29,729,000 from $26,945,000 on higher revenues. Operating income included $3,891,000 million of non-cash depreciation and amortization in the 2010 second quarter as compared to $2,870,000 million in the 2009 second quarter. Operating income also reflected higher non-cash share based compensation expenses which increased to $4,138,000 in the 2010 second quarter as compared to $2,723,000 in the 2009 second quarter.
  Net interest expense and deferred financing costs amounted to $2,246,000 in the second quarter as compared to $2,857,000 in the prior year second quarter. Reduced interest expense reflects the benefit of lower interest rates and lower average debt balances.
  Provisions for income taxes decreased to $9,754,000 million at a 36% effective rate in comparison to $9,914,000 million at a 42% effective rate in the prior year quarter. The second quarter tax provision reflects the reduction of tax reserves resulting from the closure of open audit periods.
  Total debt at the end of the 2010 second quarter amounted to $249,008,000 as compared to $270,976,000 at the end of the first quarter 2010. Debt continued to be reduced utilizing cash flows from operating activities. The reduction in debt during the second quarter is net of $1.0 million in funding of acquisition activities and $3.0 million utilized to repurchase shares of Middleby common stock. During the second quarter the company repurchased 56,398 shares of Middleby common stock at an average price of $53.81 per share. The company’s debt is financed under a $497,800,000 senior revolving credit facility that matures in December 2012.

Selim A. Bassoul Chairman and Chief Executive Officer said, “In the second quarter we began to realize an increase in sales and order activity. Orders at our Food Processing Group continued to remain strong resulting from increased capital budgets and the realization of deferred orders with our food processing customers. Additionally, our Food Processing Group has introduced several new products and technologies which have been well received in the marketplace providing added momentum to sales of the Group.”

Mr. Bassoul continued, “At our Commercial Foodservice Group we have seen an improvement in international sales resulting from increased market penetration due to investments made in our international sales organization in 2009 and improved conditions in emerging markets where we are well positioned. Additionally, we have seen increased demand in the domestic markets as replacement business has improved somewhat from the prior year. We continue to be excited about our positioning to capture sales opportunities as market conditions improve in the food service sector with our strengthened portfolio of technologies we have developed both internally and through acquisition over the past several years.”

Mr. Bassoul further commented, “We were pleased with the strong cash flow generated during the quarter. We reduced debt by over $20 million, while at the same time funded approximately $4 million of stock repurchases and acquisition activities. We anticipate that cash flow will remain strong for the remainder of the year.”

Mr. Bassoul concluded, “We were very excited to announce the acquisition of PerfectFry during the second quarter. This previously announced transaction was completed in July. The compact design and ventless technology of the PerfectFry product line provides a foodservice operator with the ability to offer fried foods in non-traditional locations utilizing a low cost solution. This acquisition complements our TurboChef, CookTek, and Wells brands, establishing Middleby as a leader in ventless cooking solutions for the commercial foodservice industry.”

Green Innovation

Middleby began developing energy-efficient products and eco-friendly processes more than a decade ago to lower operating costs for restaurants. Nearly 400 Middleby products are currently Energy Star rated. Energy Star is a government-backed symbol for energy efficiency. The EPA awards the Energy Star rating based on criteria which include 1) the contribution of the product to significant energy savings while delivering performance, 2) the verification of energy consumption savings and 3) the recovery of product costs through utility bill savings.

Most of these products were developed within the past three years. Visit www.greenstainless.com to view the Middleby innovation in kitchen cooking efficiency.

"Middleby is continuing to develop products that require less energy, cook food faster and operate without traditional venting," said Selim Bassoul.

Conference Call

A conference call will be held at 10:00 a.m. Central time on Thursday, August 12, 2010 and can be accessed by dialing (866) 200-6965 and providing conference code 283039# or through the investor relations section of The Middleby Corporation website at www.middleby.com. An audio replay of the call will be available approximately one half hour after its completion and can be accessed by calling (866) 206-0173 and providing code 255968#.

Statements in this press release or otherwise attributable to the Company regarding the Company's business which are not historical fact are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the Company's products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the Company's SEC filings.

The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets and services a broad line of equipment used for commercial food cooking, preparation and processing. The company's leading equipment brands serving the commercial foodservice industry include Anets®, Blodgett®, Blodgett Combi®, Blodgett Range®, Bloomfield®, Carter Hoffmann®, CookTek®, CTX®, Doyon®, frifri®, Giga®, Holman®, Houno®, Jade®, Lang®, MagiKitch'n®, Middleby Marshall®, Nu-Vu®, PerfectFry®, Pitco Frialator®, Southbend®, Star®, Toastmaster®, TurboChef® and Wells®. The company’s leading equipment brands serving the food processing industry include Alkar®, MP Equipment®, and RapidPak®. The Middleby Corporation was recognized by Business Week as one of the Top 100 Hot Growth Companies of 2008 and 2009 and by Forbes as one of the Best Small Companies in 2008 and 2009.

For more information about The Middleby Corporation and the company brands, please visit www.middleby.com.

THE MIDDLEBY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Amounts in 000’s, Except Per Share Information)
(Unaudited)

	Three Months Ended		Six Months Ended
	2nd Qtr, 2010	2nd Qtr, 2009	2nd Qtr, 2010	2nd Qtr, 2009
Net sales	$173,412	$158,601	$334,095	$340,147
Cost of sales	103,988	97,261	201,198	210,037

Gross profit	69,424	61,340	132,897	130,110

Selling & distribution expenses	19,036	16,668	36,661	32,974
General & administrative expenses	20,659	17,727	40,072	42,100

Income from operations	29,729	26,945	56,164	55,036

Interest expense and deferred
financing amortization, net	2,246	2,857	4,721	6,003
Other expense, net	220	460	564	744

Earnings before income taxes	27,263	23,628	50,879	48,289

Provision for income taxes	9,754	9,914	19,608	20,508

Net earnings	$17,509	$13,714	$31,271	$27,781

Net earnings per share:

Basic	$0.98	$0.78	$1.76	$1.58

Diluted	$0.96	$0.74	$1.71	$1.51

Weighted average number shares:

Basic	17,863	17,584	17,808	17,584

Diluted	18,322	18,635	18,269	18,403

THE MIDDLEBY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in 000’s)
(Unaudited)

	July 3, 2010	Jan 2, 2010
ASSETS

Cash and cash equivalents	$7,372	$8,363
Accounts receivable, net	94,882	78,897
Inventories, net	90,161	90,640
Prepaid expenses and other	10,372	9,914
Prepaid Taxes	5,290	5,873
Current deferred tax assets	25,290	23,339
Total current assets	233,367	217,026

Property, plant and equipment, net	44,416	47,340

Goodwill	357,295	358,506
Other intangibles	184,384	189,572
Other assets	4,395	3,902

Total assets	$823,857	$816,346

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current maturities of long-term debt	$5,677	$7,517
Accounts payable	44,658	38,580
Accrued expenses	95,690	100,259
Total current liabilities	146,025	146,356

Long-term debt	243,331	268,124
Long-term deferred tax liability	14,375	14,187
Other non-current liabilities	43,537	45,024

Stockholders’ equity	376,589	342,655

Total liabilities and stockholders’ equity	$823,857	$816,346

CONTACT:
The Middleby Corporation
Darcy Bretz, Investor and Public Relations, (847) 429-7756
or
Tim FitzGerald, Chief Financial Officer, (847) 429-7744